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Exhibit 4.2

PROMETHEUS LABORATORIES INC.

AMENDED AND RESTATED
SHAREHOLDERS' AGREEMENT

        THIS AMENDED AND RESTATED SHAREHOLDERS' AGREEMENT (this "Agreement") is dated effective as of the 30th day of April, 2001 by and among PROMETHEUS LABORATORIES INC., a California corporation (the "Company"), the undersigned holders of the Company's Common Stock (the "Employee Holders"), the undersigned holders (the "Preferred Stock Investors") of the Company's Series A, Series B, Series C, Series D and Series E Preferred Stock (collectively, the "Preferred Stock") and the undersigned holders of the Warrants (as defined below) (the "Warrant Investors"; the Preferred Stock Investors and the Warrant Investors are collectively referred to as the "Investors").

WITNESSETH:

        WHEREAS, certain of the Preferred Stock Investors are purchasing shares of the Company's Series E Preferred Stock pursuant to that certain Series E Preferred Stock Purchase Agreement (the "Series E Purchase Agreement") of even date herewith;

        WHEREAS, the Warrant Investors are purchasing certain warrants exercisable for the Company's Common Stock (as further defined in the Securities Purchase Agreements referred to below, the "Warrants") pursuant to those certain Securities Purchase Agreements (as amended, modified and supplemented from time to time, the "Securities Purchase Agreements") of even date herewith;

        WHEREAS, the obligations in the Series E Purchase Agreement and Securities Purchase Agreements are conditioned upon the execution and delivery of this Agreement;

        WHEREAS, effective September 15, 1999, the Company, the Employee Holders and certain of the Investors (the "Prior Investors") entered into that certain Amended and Restated Shareholders' Agreement (the "Prior Agreement"), setting forth certain rights and restrictions related to the ownership, voting and disposition of their respective shares of stock of the Company;

        WHEREAS, the parties desire to amend and restate the Prior Agreement in its entirety and to include certain purchasers of the Company's Series E Preferred Stock, under the terms and conditions set forth herein;

        NOW, THEREFORE, in consideration of the premises and the mutual promises set forth in this Agreement, the parties agree as follows:

        1.     Restrictions on Transfer of Shares. Except in compliance with the terms and conditions of this Agreement or pursuant to a QIPO (as defined below) or any other offering of equity securities registered under the Securities Act of 1933, as amended (the "Securities Act") by the Company (provided that in no event shall the Company register any shares of the Employee Holders or of any other employees of the Company prior to registering shares for an offering that has been made generally on behalf of the Investors), the Employee Holders and Investors will not sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of in any way, all or any part of or interest in any Equity Securities (as defined below) of the Company now owned or hereinafter acquired. Any sale, assignment, transfer, pledge, hypothecation or other encumbrance or disposition of shares not made in compliance with this Agreement shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company. For purposes of this Agreement, a "QIPO" means a consummated firmly underwritten public offering of the Company's Common Stock, registered with the Securities and Exchange Commission (the "SEC") under the Securities Act, with respect to which the Company receives net proceeds of at least $35,000,000 and the per share price (subject to adjustment, as set forth in the Company's Articles of Incorporation, for any stock split, reverse stock split or other similar event) to the public is at least $6.74.

        2.     Permitted Transfers.

          2.1   Notwithstanding any other provision of this Agreement, any Employee Holder may transfer any or all of such Employee Holder's shares to a member of his or her immediate family (defined to include such Employee Holder's parents, children, spouse, siblings and the children of siblings) and/or a trust established by the Employee Holder for the benefit of the Employee Holder or his immediate family. After any such transfer, the shares shall remain subject to the terms of this Agreement. The Company has received from each Employee Holder a Consent of Spouse (in substantially the form attached hereto as Exhibit 2.1) and will require each additional Employee Holder to deliver the same upon such Employee Holder's receipt of any Equity Securities.

          2.2   Notwithstanding any other provision of this Agreement,

            (a)   each of the Investors and any of their Permitted Transferees (as defined below) may, without the consent of the Company, the Employee Holders and any of the other Investors and without compliance with Sections 1 and 4 hereof, at any time transfer any or all of its Equity Securities to one or more Permitted Transferees, and

            (b)   each of the Warrant Investors and any of their Permitted Transferees may, without the consent of the Company, the Employee Holders and any of the other Investors and without compliance with Sections 1 and 4 hereof, (i) at any time transfer any or all of its Warrants and/or Warrant Shares to any other person or persons if, in the case of this clause (i), in connection with such transfer such Warrant Investor (or Permitted Transferee) shall be also disposing of a pro rata portion of its Notes issued pursuant to (and as defined in) the Securities Purchase Agreements and (ii) at any time transfer any or all of its Warrants and/or Warrant Shares to any other person or persons if, in the case of this clause (ii), an Event of Default (as defined in the Securities Purchase Agreements) shall have occurred and be continuing;

            provided that, in the case of any transfer pursuant to clause (a) or (b), (i) such transfer is not in violation of applicable U.S. federal or state securities laws, or other similar laws, (ii) the Company receives written notice of such transfer, and (iii) such transferee shall have agreed to be bound by the terms of this Agreement on the same terms as the transferor generally.

          2.3   For purposes of this Agreement, a "Permitted Transferee" means, in each case as applicable to a specific Investor, (i) any corporation, partnership, limited liability company or other entity which is an Affiliate (as defined below) of such Investor or any other person or entity for whom such Investor (or any of such Investor's Affiliates) acts as investment manager or investment advisor, (ii) any managing director, general partner, director, member, manager, limited partner, officer or employee of such Investor or of any Affiliate of such Investor, or the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of the foregoing persons referred to in this clause (ii) (collectively, "Investor Associates"), (iii) any trust, the beneficiaries of which, or any corporation, limited liability company or partnership, the shareholders, members or general or limited partners of which, include such Investor, one or more of such Investor's Affiliates, Investor Associates, their spouses or their lineal descendants and (iv) a voting trustee for such Investor or one or more of such Investor's Affiliates or Investor Associates under the terms of a voting trust. For purposes of this Agreement, "Affiliate" means, with respect to any person or entity, any person or entity controlling, controlled by or under common control with such person or entity. For purposes of the definition of Affiliate, "control" means the possession of power to direct or cause the direction of management and policies of such person or entity, whether through ownership of voting securities, by contract or otherwise.

        3.     Preemptive Right

          3.1   Definitions.

            (a)   Equity Securities. For purposes of this Agreement, the term "Equity Securities" shall mean any securities having voting rights in the election of the Board of Directors of the Company (the "Board of Directors") not contingent upon default, or any securities evidencing an ownership interest in the Company, or any securities convertible into or exercisable for any shares of the foregoing, or any agreement or commitment to issue any of the foregoing.

            (b)   Holders. For purposes of this Section 3, the term "Holders" shall mean (i) the Investors, (ii) any Permitted Transferees, and (iii) any other persons or entities that have acquired Equity Securities from any Investor or its transferee in a transaction not involving a public offering and that is in compliance with this Agreement.

            (c)   Calculations of Share Amounts. For purposes of this Agreement, (i) in each instance where a number or percentage of shares is used as an index for the applicability of rights or duties of the beneficial owner thereof (except those rights to sell, issue or transfer a specific number or percentage of shares described in Sections 3.5(vi) and 4.3(a)), such number or percentage of shares shall be as adjusted in the case of any stock splits, stock dividend and stock combinations and (ii) in each instance where a number or percentage of shares is used as an index for the applicability of rights or duties of the beneficial owner thereof and such index is stated as a number or percentage of the Company's Common Stock, the shares of the Preferred Stock and the Warrants shall be considered on an as-converted and as-exercised basis, respectively, for purposes thereof.

          3.2   The Right. If, at any time prior to termination of this Agreement the Company shall propose to issue or sell any Equity Securities, it shall offer to sell to each Holder the Holder's Ratable Portion of such Equity Securities on the same terms and conditions and at the lowest price as such Equity Securities are offered for issuance or sale. "Ratable Portion" shall mean, with respect to each Holder, the ratio of (a) the number of shares of Common Stock held by the Holder (including the number of shares of Common Stock into which all Equity Securities held by the Holder are then convertible, exercisable or exchangeable) to (b) the Outstanding Common Shares immediately prior to the issuance or sale of the Equity Securities. "Outstanding Common Shares" means all shares of Common Stock then outstanding and all shares of Common Stock issuable upon conversion of all convertible securities then outstanding or issuable upon exercise of options and warrants then outstanding.

          3.3   Notice. The Company shall give notice of the proposed issuance of Equity Securities to each Holder not later than twenty (20) business days before the closing of the proposed issuance. Such notice shall contain all material terms and conditions of the issuance and of the Equity Securities to be issued. Each Holder may elect to exercise all or any portion of its rights under this Section 3 by giving written notice to the Company within fifteen (15) business days of the receipt of the Company's notice. If the consideration paid by others for the Equity Securities is not cash, the value of non-cash consideration shall be determined in good faith by the Board of Directors, and any electing Holder may, at such Holder's election, pay for the Equity Securities it is purchasing by the payment of cash in immediately available funds, including by check or wire transfer, or in the form of the consideration otherwise proposed to be paid for the Equity Securities. All payments shall be delivered by electing Holders to the Company not later than the date specified by the Company in its notice, which shall in no event be earlier than thirty (30) business days after the Company's notice.

          3.4   Issuance of Equity Securities to Other Persons. If the Holders fail to exercise the rights set forth in Section 3.2 with respect to any portion of the Equity Securities, the Company shall have ninety (90) days thereafter to sell such portion of the Equity Securities in respect of which the Holder's rights were not exercised, at a price and upon terms and conditions no more favorable in any material respect to the purchasers thereof than specified in the Company's notice to the Investors pursuant to Section 3.3 hereof. If the Company has not sold such Equity Securities within ninety (90) days of the notice provided pursuant to Section 3.3, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Holders in the manner provided above.

          3.5   Limitation. The provisions of this Section 3 shall not apply to (i) issuances of shares of Common Stock (and options or warrants to purchase shares of Common Stock) to employees, officers, directors or consultants for the primary purpose of solicitation or retaining their employment, provided that such transaction is approved by the Board of Directors; (ii) issuances pursuant to a bona fide firmly underwritten public offering registered under the Securities Act; (iii) issuances of Equity Securities in connection with the acquisition or merger of another business entity or majority ownership thereof, provided that such transaction is approved by a majority of the disinterested members of the Board of Directors; (iv) issuances of Common Stock upon conversion of Preferred Stock, exercise of the Warrants or exercise of options or other warrants outstanding as of the date hereof; (v) the issuances of warrants to purchase Common Stock (and shares of Common Stock upon exercise thereof) to commercial lending institutions and equipment lessors, provided that (a) such issuances are for other than equity financing purposes and (b) such transaction is approved by the Board of Directors; (vi) any Equity Securities issued in a single transaction or series of transactions that total less than 150,000 shares in the aggregate during any consecutive twelve month period; and (vii) any Equity Securities issued in connection with strategic transactions involving the Company and other entities, including joint ventures, manufacturing, marketing or distribution arrangements or technology transfer or development arrangements, provided that (a) such transaction is approved by the Board of Directors and (b) to the extent the aggregate issuance of Equity Securities in connection with transactions set forth in this Section 3.5(vii) has exceeded, or will exceed with respect to a proposed transaction, ten percent (10%) of the number of fully diluted shares of Common Stock outstanding as of the date hereof, such transaction, and the issuance of Equity Securities with respect thereto, must be approved by the director elected to the Board of Directors pursuant to Section 5.1(e) hereof.

          3.6   Termination. The rights of Holders under this Section 3 shall terminate (i) as to any Holder who (together with its Permitted Transferees and/or Affiliates) beneficially owns less than 100,000 shares of Common Stock (including the shares of Common Stock into which any Preferred Stock or Warrants are then convertible or exercisable), (ii) as to all Holders immediately prior to the closing of a QIPO, (iii) as to all Holders immediately prior to the closing of a merger or an acquisition or consolidation of the Company into any publicly traded entity; and (iv) as to all Holders immediately prior to the sale, transfer or lease (but not including a transfer or lease by pledge or mortgage to a bona fide tender) of all or substantially all of the assets of the Company to an unaffiliated third party.

          3.7   Assignment. The rights of Holders under this Section 3 shall be assignable only to any Permitted Transferee or their Affiliates or any other transferee or assignee who (together with its Permitted Transferees and/or Affiliates including any person for whom such Holding (or any of its affiliates) acts as investment advisor or investment manager), following such transfer or assignment, beneficially owns at least 100,000 shares of Common Stock (including the shares of Common Stock into which any Preferred Stock or Warrants are then convertible or exercisable).

        4.     Agreements Among the Company, the Investors and the Employee Holders.

          4.1   Right of First Refusal Upon Transfers by Employee Holders.

            (a)   The Right. If at any time any of the Employee Holders proposes to sell or transfer any Equity Securities, other than as set forth in Section 2.1 of this Agreement, to one or more third parties pursuant to an understanding with such third parties in a transaction not registered under the Securities Act (the "Transfer"), then the Employee Holder shall give the Company and each Investor (as defined below) written notice of his intention (the "Transfer Notice"), describing the offered shares ("Offered Shares"), the identity of the prospective transferee, and the consideration and the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Employee Holder has received a firm offer from the prospective transferee and in good faith believes a binding agreement for Transfer is obtainable on the terms set forth, and shall also include a copy of any written proposal or letter of intent or other agreement relating to the proposed Transfer. The Company, upon request of the Employee Holder, will provide a list of the addresses of the Investors.

            (b)   Investors. For purposes of this Section 4, the term "Investors" shall mean (i) the Investors, (ii) any Permitted Transferees, and (iii) any other persons or entities that have acquired Equity Securities from any Investor or its transferee in a transaction not involving a public offering and that is in compliance with this Agreement.

            (c)   Investor Option. The Investors shall have an option for a period of thirty (30) days from receipt of the Transfer Notice to purchase their respective pro rata shares (described below) of the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice. Each of the Investors may exercise such purchase option and, thereby, purchase all or any portion of such Investor's pro rata share (with any reallotments as provided below) of the Offered Shares, only by notifying the Employee Holder and the Company in writing, before expiration of the initial thirty (30) day period as to the number of such shares which such Investor wishes to purchase (the "Right of First Refusal"). Each Investor's pro rata share of the Offered Shares shall be a fraction of the Offered Shares, of which the number of shares of Common Stock held and issued to such Investor and/or issuable upon conversion of Preferred Stock or exercise of Warrants held by such Investor on the date of the Transfer Notice (the "Notice Date") shall be the numerator and the total number of shares of Common Stock issued or issuable upon conversion of the Preferred Stock or exercise of Warrants held by all Investors on the Notice Date shall be the denominator. Following expiration of the initial thirty (30) day period, the Employee Holder shall provide written notice to the participating Investors stating the number of shares that the other Investors have failed to purchase pursuant to their Right of First Refusal and each Investor shall have a right of overallotment such that, if any other Investor fails to exercise the right to purchase its full pro rata share of the Offered Shares, the other participating Investors may, before the date ten (10) days following receipt of such written notice from the Employee Holder, exercise an additional right to purchase, on a pro rata basis, the Offered Shares not previously purchased by so notifying the Employee Holder and the Company, in writing, within such ten (10) day period. Each Investor shall be entitled to apportion Offered Shares to be purchased among its partners and affiliates, provided that (a) such Investor notifies the Employee Holder of such allocation and (b) such allocation does not require such transaction to be registered or qualified under the Securities Act or any applicable state securities laws. If an Investor gives the Employee Holder notice that it desires to purchase its share and, as the case may be, its overallotment, then payment for the Offered Shares shall be by check or wire transfer, or in such other form as is consistent with the consideration described in the Transfer Notice, against delivery of the Offered Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor.

            (d)   Failure to Notify. If the Investors fail to purchase all of the Offered Shares by exercising the options granted in this Section 4.1 within the periods provided, the Employee Holder shall be entitled for a period of ninety (90) days thereafter to complete the proposed Transfer of the balance of such shares not purchased by the Investors upon the terms and conditions specified in the Transfer Notice. If the Employee Holder has not so transferred the Offered Shares during such period, the Employee Holder shall not thereafter make a Transfer of Shares without again first offering such shares to the other parties in the manner provided in this Section 4.1.

          4.2   Right of Co-Sale.

            (a)   The Right. If at any time any of the Employee Holders or the Investors (the "Selling Shareholder") proposes to sell or transfer any Equity Securities other than as set forth in Sections 2.1 and 2.2 of this Agreement in a transaction (the "Transaction") not registered under the Securities Act and the Investors do not exercise their Right of First Refusal as to the full amount of the Offered Shares pursuant to Section 4.1, then any Investor who does not exercise its Right of First Refusal (a "Selling Investor" for purposes of this Section 4.2) and which notifies the Selling Shareholder in writing within thirty (30) days after receipt of the Transfer Notice referred to in Section 4.1(a), shall have the opportunity to sell a pro rata portion of Equity Securities which the Selling Shareholder proposes to sell to such third party in the Transaction at the same price per share and on the same terms and conditions as are applicable to the proposed sale or transfer by the Selling Shareholder; provided that no Investor shall be required in connection with any such Transaction to make any representation, warranty or covenant other than those relating to such Investor's power and authority to effect such transfer without contravention of any of its organizational documents or any agreement, document, instrument, judgment, decree, order, law, statute, rule or regulation applicable to it or to any of its properties, and as to such Investor's title to the securities to be transferred by it being free and clear of all liens and encumbrances (other than those created hereby or those of general applicability under applicable securities laws); provided, further, that notwithstanding the foregoing, each Investor shall be obligated to indemnify the third party purchaser upon the same terms and conditions as are applicable to the indemnification given by the Selling Shareholder in connection with such transfer so long as (x) all indemnification obligations are several, and not joint and several, among all transferors in proportion to the consideration paid to each transferor and (y) the maximum indemnification obligation of any Investor shall not exceed the net cash proceeds actually received by it as a result of such transfer. In such instance, the Selling Shareholder shall assign so much of his interest in the proposed agreement of sale as the Selling Investor shall be entitled to and shall request hereunder, and the Selling Investor shall assume such part of the obligations of the Selling Shareholder under such agreement as shall relate to the sale of the securities by the Selling Investor. For the purposes of this Section 4.2, the "pro rata portion" which the Selling Investor shall be entitled to sell shall be the number of shares proposed to be sold in the Transaction multiplied by the quotient equal to (1) the number of shares of Common Stock issued to the Selling Investor and/or issuable upon conversion or exercise of the Selling Investor's Preferred Stock and/or Warrants divided by (2) the total number of shares of Common Stock issued to all Investors and/or issuable upon conversion and exercise of all Investors' Preferred Stock and Warrants. Each Selling Investor shall notify the Selling Shareholder whether it elects to sell an amount equal to or less than its pro rata portion of the Equity Securities so offered. Each Selling Investor shall be entitled to apportion Equity Securities to be sold among its partners and affiliates, provided that (i) such Selling Investor notifies the Selling Shareholder of such allocation and (ii) such allocation does not require such Transaction to be registered or qualified under the Securities Act or any applicable state securities laws. The Selling Shareholder shall not consummate the Transaction unless each

    Selling Investor who shall have timely elected to sell its pro rata portion (or any lesser amount) in such Transaction shall be permitted by the purchasing party to effect such sale.

            (b)   Failure to Notify. If within thirty (30) days after receipt of the Transfer Notice referred to in Section 4.1(a) from the Selling Shareholder, the Investors do not notify the Selling Shareholder that they desire to sell Equity Securities as part of the Transaction for the price and on the terms and conditions set forth therein, then the Selling Shareholder may, subject to Section 4.1 hereof, sell during the period available for the completion of the Transfer set forth in Section 4.1(d) such Equity Securities as to which the Investors do not elect to sell. Any such sale shall be made only to persons identified in the Selling Shareholder's notice and at the same price and upon the same terms and conditions as those set forth in the notice. In the event the Selling Shareholder has not sold the Equity Securities or entered into an agreement to sell the Equity Securities within the period available for completion of the Transfer set forth in Section 4.1(d) all Equity Securities held by such Selling Shareholder shall be subject to the provisions of Section 4. l and this Section 4.2.

          4.3   Limitations to Rights of First Refusal and Co-Sale. Without regard and not subject to the provisions of Section 4. l and Section 4.2:

            (a)   In addition to any transfers pursuant to Section 2.1 and Section 2.2, each Employee Holder and Investor may sell, assign or otherwise transfer, with or without consideration, but subject to applicable securities laws or an exemption thereto, in any twelve (12) month period after the date of this Agreement up to 150,000 shares of the Equity Securities owned by the Employee Holder and Investor as of such date and such transferred securities shall be free of the provisions of this Agreement;

            (b)   Each Employee Holder or Investor may sell Equity Securities to the Company upon exercise by the Company of its rights to repurchase Common Stock issued pursuant to stock purchase or option agreements entered into between the Company and the Employee Holder and Investor, provided that the aggregate amount paid by the Company pursuant to all such Transactions shall not exceed $500,000 during the term of this Agreement; and

            (c)   Each Investor may sell Equity Securities to the Company upon exercise of its rights to cause the Company to repurchase Equity Securities as set forth in Article Three.C.3 of the Company's Articles of Incorporation.

          4.4   Assignment. The rights granted under this Section 4 shall be assignable only to any Permitted Transferee or their Affiliates or any other transferee or assignee who (i) together with its Permitted Transferees and/or Affiliates including any person for whom such Holding (or any of its affiliates) acts as investment advisor or investment manager, following such transfer or assignment, beneficially owns at least 100,000 shares of Common Stock (including the shares of Common Stock into which any Preferred Stock or Warrants are then convertible or exercisable) and (ii) agrees to become subject to the obligations of the Investors hereunder.

        5.     Voting Agreements

          5.1   Board of Directors. Each Employee Holder and each Investor agrees irrevocably to vote all shares of capital stock of the Company now or hereafter directly or indirectly owned (of record or beneficially) by such Employee Holder and Investor or their affiliates, and otherwise to take such action, and the Company and each Employee Holder and Investor agrees to nominate candidates for election to the Board of Directors as shall be necessary to elect and appoint to the Board of Directors and to maintain as members of the Board of Directors, the following persons:

            (a)   three individuals designated by the holders of the Company's outstanding Common Stock, elected pursuant to Article 3.C.4(e) of the Company's Amended and Restated Articles of Incorporation;

            (b)   one individual designated by the holders of the Company's outstanding Series B Preferred Stock, elected pursuant to Article 3.C.4(e) of the Company's Amended and Restated Articles of Incorporation;

            (c)   one individual designated by the holders of the Company's outstanding Series C Preferred Stock, elected pursuant to Article 3.C.4(e) of the Company's Amended and Restated Articles of Incorporation;

            (d)   one individual designated by Patricof & Co. Ventures, Inc., which individual shall be a member of the Company's Compensation Committee, elected pursuant to Article 3.C.4(e) of the Company's Amended and Restated Articles of Incorporation;

            (e)   one individual designated by DLJ Merchant Banking Funding III, L.P. and its Permitted Transferees, elected pursuant to Article 3.C.4(e) of the Company's Amended and Restated Articles of Incorporation;

            (f)    one individual from the medical industry designated by a majority of the members of the Board of Directors, which majority shall include the directors elected by the Series B, Series C, Series D and Series E Preferred Stock pursuant to Article 3.C.4(e) of the Company's Amended and Restated Articles of Incorporation; and

            (g)   one individual from the pharmaceutical industry designated by a majority of the members of the Board of Directors, which majority shall include the directors elected by the holders of the Series B, Series C, Series D and Series E Preferred Stock pursuant to Article 3.C.4(e) of the Company's Amended and Restated Articles of Incorporation.

          5.2   Changes in Board Seats. If, from time to time, any party authorized herein to designate or nominate an individual to serve on the Board of Directors under Section 5.1 (the "Electing Party") elects to:

            (a)   remove from the Board of Directors an individual who was designated or nominated for election to the Board of Directors under Section 5.1(a); and/or

            (b)   designate a different individual to occupy the Board seat or to fill a vacancy in such Board seat;

then each Employee Holder and Investor shall vote all shares of the capital stock of the Company then directly or indirectly owned (of record or beneficially) by them or their affiliates to cause the individual designated by such Electing Party to be removed from, or elected to, the Board of Directors, as the case may be.

          5.3   Notice. The Company shall promptly give each Employee Holder and Investor written notice of any election to or appointment of or change in composition of the Board of Directors.

          5.4   Further Assurances. Each of the Employee Holders and Investors and the Company agree not to vote any shares of the Company's stock, or to take any actions, in any manner that would defeat, impair or adversely effect the stated goals and mentions of the parties under this Section 5. The provisions of this Section 5 will be binding on all Employee Holders and the Investors and their transferees.

          5.5   Expenses. The Company shall reimburse members of the Board of Directors for reasonable expenses incurred in connection with their Board participation, or their participation on a committee thereof.

          5.6   Visitation Rights. Brentwood Associates VII, LP ("Brentwood"), First Union Capital Partners, Inc. ("First Union"), Capital Resource Partners IV, LP ("Capital"), Teachers Insurance and Annuity Association of America ("Teachers") and John Hancock Life Insurance Company ("Hancock") shall each have the right to designate one individual to attend and observe any regular or special meeting of the Board of Directors, or any committee thereof, at all times until the completion of an initial public offering of the Company's common stock and the expiration of all restrictions and limitations (whether statutory, regulatory, contractual or otherwise) on the sale of securities of the Company held by Brentwood, First Union, Capital, Teachers, Hancock or any of their respective affiliates, as the case may be; provided, however, that the Company reserves the right to exclude such representative from access to any material or meeting or portion thereof if the Company believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege or to protect highly confidential proprietary information. The Company shall reimburse Brentwood, First Union, Capital, Teachers and Hancock for all reasonable travel and accommodation expenses incurred by such individual.

        6.     Transactions with Affiliates. The Company will not, and will not permit any of its subsidiaries to, enter into directly or indirectly any material transaction or material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any affiliate (other than the Company or a wholly-owned subsidiary of the Company) unless such transaction is approved by a majority of the disinterested members of the Board of Directors.

        7.     Legend. Each existing or replacement certificate for shares now owned by an Employee Holder and Investor shall bear the following legend upon its face:

  "The ownership, transfer, encumbrance, pledge, assignment, or other disposition of this certificate and the share of stock represented thereby, are subject to the restrictions contained in an Amended and Restated Shareholders' Agreement dated April 30, 2001, as the same may be amended, modified or supplemented from time to time, a copy of which is on file at the office of the Company."

        8.     Effect of Change in Company's Capital Structure. Appropriate adjustments shall be made in the number, exercise price and class of shares in the event of a stock dividend, stock split, reverse stock split, combination, reclassification or like change in the capital structure of the Company. If, from time to time, there is any stock dividend, stock split or other change in the character or amount of any of the outstanding stock of the Company, then in such event any and all new, substituted or additional securities to which the Employee Holders and Investors are entitled by reason of the Employee Holders' and Investors' ownership of the stock shall be subject to the rights set forth in Section 4 to the same extent as the stock held by such holder immediately before such event was subject to such rights.

        9.     Notices. Any notice required or permitted by any provision of this Agreement shall be given in writing, and shall be delivered either personally or by registered, certified mail, courier or express delivery service, addressed (i) in the case of the Employee Holders and the Investors, to their addresses as set forth on the attached Exhibit A or such other addresses as are designated in writing from time to time by any such party in a notice given in compliance with this Section 9 to the Company and each other party, (ii) in the case of the Company, to its principal office, and (iii) in the case of any permitted transferee of a party to this Agreement or its transferee, to such transferee at its address as designated in writing by such transferee in a notice given in compliance with this Section 9 to the Company and each other party from time to time.

        10.   Binding Effect. This Agreement and each and every term, covenant and condition thereof, including all restrictions herein contained upon the sale, transfer, assignment, encumbrance or other disposition of Equity Securities, shall be binding upon and inure to the benefit of the transferees, legatees, donees, heirs, executors, administrators, personal representatives, successors and assigns of each of the parties.

        11.   Term. The term of this Agreement shall expire upon the first to occur of: (i) a QIPO, (ii) upon shareholder approval of any merger or consolidation of the Company with any other corporation in which more than 50% of the voting control of the Company is transferred to a third party, or (iii) the dissolution, liquidation or winding-up of the Company.

        12.   Governing Law. This instrument contains the entire understanding of the parties with respect to the subject matter hereof, supersedes all other agreements between any of the parties with respect to the subject matter hereof and cannot be altered or otherwise amended except as provided in Section 15. This Agreement shall be interpreted under the laws of the State of California, without reference to its principles of conflicts of law.

        13.   Severability. The invalidity or unenforceability of any provision hereof shall not in any way affect the validity or enforceability of any other provision.

        14.   Ownership. Each Employee Holder and Investor represents and warrants severally as to itself to each of the other parties hereto that (i) it is the sole legal and beneficial owner of the Equity Securities owned by it and subject to this Agreement, (ii) no other person has any interest in or right with respect to such Equity Securities, including, without limitation, any lien, preemptive right, right of first refusal, co-sale right, tag-along right or right to vote (or restriction upon voting of) such Equity Securities, but excluding, in the case of any Employee Holder, a community property interest of such Employee Holder's spouse, (iii) this Agreement is its legal, valid and binding obligation enforceable against it in accordance with the terms hereof, and (iv) the execution, delivery and performance of this Agreement by it will not violate, and will not require any consent, filing or other action by any other person or entity pursuant to, any agreement, document, instrument, judgment, decree, order, law, statute, rule or regulation to which it or any of its properties or assets is subject, other than (in the case of First Union and its Affiliates) notices to and filings with federal bank regulatory authorities required to be given or made after the date hereof (which notices and filings will be so given or made on a timely basis).

        15.   Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and (i) the holders of a majority of the Common Stock issued and outstanding, (ii) for so long as a total of 2,000,000 shares of Series A, Series B, and Series C Preferred Stock (on an as-converted basis) remain outstanding, the holders of a majority of Series A, Series B, and Series C Preferred Stock (on as as-converted basis), (iii) for so long as four million five hundred thousand (4,500,000) shares of Series D Preferred Stock remain outstanding, the holders of a majority of the Series D Preferred Stock (on an as-converted basis), (iv) for so long as 2,077,151 shares of Series E Preferred Stock remain outstanding, the holders of a majority of the Series E Preferred Stock (on an as-converted basis) and (v) for so long as the aggregate number of Warrant Shares issued and/or issuable upon exercise of the Warrants is at least 456,000, the holders of a majority of the Warrants (on an as-exercised basis) and Warrant Shares, provided that (1) in no event may any amendment or waiver affect any Investor in a manner differently from all other Investors without the prior written consent of such first-mentioned Investor and (2) each of the aforementioned numbers of shares, Warrants and Warrant Shares in this Section 15 shall be appropriately adjusted for stock splits, stock dividends, and the like. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each party to this Agreement and its transferees.

        16.   No Modification of Transaction Documents. No waiver, consent or approval given by any Warrant Investor pursuant to this Agreement, no transfer of Equity Securities permitted hereunder and no transaction with affiliates permitted hereunder shall be deemed to affect any of the rights and obligations of any of the parties to the Securities Purchase Agreements or amend, modify or change any of the terms of the Securities Purchase Agreement Agreements or any of the other Transaction Documents (as defined in the Securities Purchase Agreements). Each of the parties hereto acknowledges and consents to the terms of the Transaction Documents, Section 8 of the Securities Purchase Agreements and Section 4 of the Warrants.

        17.   Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

        IN WITNESS WHEREOF, this Agreement has been duly executed effective as of the date and year first above written.

THE COMPANY:	PROMETHEUS LABORATORIES INC.
	By:	/s/ Michael J. Walsh Michael J. Walsh, Chairman

THE INVESTORS:
ST. PAUL VENTURE CAPITAL V, LLC
	By:	/s/ Patrick A. Hopt
	Name:	Patrick A. Hopt
	Title:	Managing Member
ST. PAUL FIRE AND MARINE INSURANCE COMPANY
	By	/s/ Patrick A. Hopt
	Name:	Patrick A. Hopt
	Title:	Authorized Representative
ST. PAUL VENTURE CAPITAL VI, LLC
	By:	SPVC Management VI, LLC Its Managing Member
	By:	/s/ Patrick A. Hopt
	Its:	Senior Managing Director
WINDAMERE II, LLC
	By:	/s/ Scott L. Glenn
	Name:	Scott L. Glenn
	Title:	General Partner
DLJ CAPITAL CORP.
	By:	/s/ Robert E. Curry Robert E. Curry Managing Director
DLJ ESC II, L.P.
	By:	DLJ LBO Plans Management Corporation Manager
	By:	/s/ Robert E. Curry Robert E. Curry Attorney In Fact
THE SPROUT CEO FUND, L.P.
	By:	DLJ Capital Corp General Partner
		By:	/s/ Robert E. Curry Robert E. Curry Managing Director

BRENTWOOD ASSOCIATES VIII, L.P.
By:	Brentwood Ventures VIII, LLC, Its General Partner
By:	/s/ Brian Atwood
Name:	Brian Atwood
Title:	Managing Member
BRENTWOOD AFFILIATES FUND II, L.P.
By:	Brentwood Ventures VIII, LLC, Its General Partner
By:	/s/ Brian Atwood
Name:	Brian Atwood
Title:	Managing Member
FIRST UNION CAPITAL PARTNERS, INC.
By:	/s/ D. Neal Morrison
Name:	D. Neal Morrison
Title:	Senior Vice President
FIRST UNION CAPITAL PARTNERS 2001, INC.
By:	/s/ D. Neal Morrison
Name:	D. Neal Morrison
Title:	Senior Vice President
APA EXCELSIOR V, L.P.
By:	APA Excelsior V Partners, L.P. Its General Partner
By:	Patricof & Co. Managers, Inc. Its General Partner
By:	/s/ Janet Effland
Name:	Janet Effland Its: VP
PATRICOF PRIVATE INVESTMENT CLUB II, L.P.
By:	APA Excelsior V Partners, L.P. Its General Partner
By:	Patricof & Co. Managers, Inc. Its General Partner
By:	/s/ Janet Effland
Name:	Janet Effland Its: VP
DLJ MERCHANT BANKING PARTNERS III, L.P.
By:	DLJ Merchant Banking III, Inc., as Managing General Partner
By:	/s/ Michael Isikow
Name:	Michael Isikow
Title:	Attorney-In-Fact

DLJ OFFSHORE PARTNERS III, C.V.
By:	DLJ Merchant Banking III, Inc., as Managing General Partner
By:	/s/ Michael Isikow
Name:	Michael Isikow
Title:	Attorney-In-Fact
DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION, as nominee for:
CREDIT SUISSE FIRST BOSTON PRIVATE EQUITY, INC.; DLJ FIRST ESC, L.P.; EMA 2001 PLAN, L.P.; OFFSHORE 2001 PLAN HOLDINGS, L.P.; AND CSFB 2001 INVESTORS, L.P.
By:	/s/ Michael Isikow
Name:	Michael Isikow
Title:	Attorney-In-Fact
EASTON ASSOCIATES, L.L.C.
By:	/s/ [illegible]
Name:	Easton
CAPITAL RESOURCE PARTNERS IV, LP
By:	CRP Partners IV, LLC
By:	/s/ William N. Holm William N. Holm, Jr., Partner
CRP INVESTMENT PARTNERS IV, LLC
By:	/s/ William N. Holm William N. Holm, Jr., Manager
JOHN HANCOCK LIFE INSURANCE COMPANY
By:	/s/ Stephen J. Blewitt
Name:	Stephen J. Blewitt
Title:	Managing Director
INVESTORS PARTNER LIFE INSURANCE COMPANY
By:	/s/ Stephen J. Blewitt
Name:	Stephen J. Blewitt
Title:	Authorized Signatory
JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY
By:	/s/ Stephen J. Blewitt
Name:	Stephen J. Blewitt
Title:	Authorized Signatory

SIGNATURE 5 L.P.
By:	John Hancock Life Insurance Company, as Portfolio Advisor
By:	/s/ Stephen J. Blewitt
Name:	Stephen J. Blewitt
Title:	Managing Director
CREDIT SUISSE FIRST BOSTON
By:	/s/ [illegible]
Name:

Title:

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA
By:	/s/ Richard J. Tanner
Name:	Richard J. Tanner
Title:	Associate Director

EMPLOYEE HOLDERS:	/s/ Scott L. Glenn Scott L. Glenn
/s/ Jonathan Braun Jonathan Braun
/s/ Stephan Targan Stephan Targan

Exhibit 2.1

CONSENT OF SPOUSE

        I acknowledge that I have read the foregoing Amended and Restated Shareholders' Agreement (the "Agreement") and that I know its contents. I am aware that by its provisions if I and/or my spouse agree to sell all or part of the shares of Prometheus Laboratories Inc. held of record by either or both of us, including my community interest in such shares, if any, rights of first refusal and co-sale rights (as described in the Agreement) must be granted to certain shareholders by the seller. I hereby agree that those shares and my interest in them, if any, are subject to the provisions of the Agreement and that I will take no action at any time to hinder operation of, or violate, the Agreement.

/s/ LYNN K. GORDON (Signature)

CONSENT OF SPOUSE

        I acknowledge that I have read the foregoing Amended and Restated Shareholders' Agreement (the "Agreement") and that I know its contents. I am aware that by its provisions if I and/or my spouse agree to sell all or part of the shares of Prometheus Laboratories Inc. held of record by either or both of us, including my community interest in such shares, if any, rights of first refusal and co-sale rights (as described in the Agreement) must be granted to certain shareholders by the seller. I hereby agree that those shares and my interest in them, if any, are subject to the provisions of the Agreement and that I will take no action at any time to hinder operation of, or violate, the Agreement.

/s/ [ILLEGIBLE] (Signature)

CONSENT OF SPOUSE

        I acknowledge that I have read the foregoing Amended and Restated Shareholders' Agreement (the "Agreement") and that I know its contents. I am aware that by its provisions if I and/or my spouse agree to sell all or part of the shares of Prometheus Laboratories Inc. held of record by either or both of us, including my community interest in such shares, if any, rights of first refusal and co-sale rights (as described in the Agreement) must be granted to certain shareholders by the seller. I hereby agree that those shares and my interest in them, if any, are subject to the provisions of the Agreement and that I will take no action at any time to hinder operation of, or violate, the Agreement.

/s/ JANNE D. TARGAN (Signature)

EXHIBIT A

SCHEDULE OF INVESTORS

St. Paul Venture Capital V, LLC
St. Paul Venture Capital VI, LLC
St. Paul Fire and Marine Insurance Company
c/o Nancy Olson
Three Lagoon Drive, Suite 130
Redwood City, CA 94065-1566

Windamere, LLC
Windamere II, LLC
c/o Scott L. Glenn
12230 El Camino Real, Suite 300
San Diego, CA 92310

DLJ Capital Corp
DLJ ESC II, L.P.
Sprout Capital VII, L.P.
The Sprout CEO Fund, L.P.
c/o Robert E. Curry, Ph.D.
3000 Sand Hill Road, Building 3, Suite 170
Menlo Park, CA 94025-7114

Brentwood Associates VIII, LP
Brentwood Affiliates Fund II, LP
c/o Brian G. Atwood
3000 Sand Hill Road, Building 1, Suite 260
Menlo Park, CA 94025-7116

First Union Capital Partners, Inc.
First Union Capital Partners 2001, LLC
c/o Neal Morrison
One First Union Center
301 South College Street, 12th Floor
Charlotte, NC 28288

APA Excelsior V. L.P.
Patricof Private Investment Club II, L.P.
c/o Janet Effland
2100 Geng Road, Suite 150
Palo Alto, CA 94303

DLJ Merchant Banking Partners III, L.P.
DLJ Offshore Partners III, C.V.
Donaldson, Lufkin & Jenrette Securities Corporation, as nominee
Easton Associates, L.L.C.
c/o David Durkin
Credit Suisse First Boston
277 Park Avenue
New York, NY 10172

CAPITAL RESOURCE PARTNERS IV, LP
CRP INVESTMENT PARTNERS IV, LLC
85 Merrimac Street, Suite 200
Boston, MA 02114
Attn: William N. Holm, Jr.

and

85 Merrimac Street, Suite 200
Boston, MA 02114
Attn: John P. Collins

JOHN HANCOCK LIFE INSURANCE COMPANY
INVESTORS PARTNER LIFE INSURANCE COMPANY
JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY
SIGNATURE 5 L.P.
200 Clarendon Street, 30th Floor
Boston, MA 02117
Attn: Investment Law Division, T-50

and

200 Clarendon Street, 30th Floor
Boston, MA 02117
Attn: Bond and Corporate Finance Group, T-57

CREDIT SUISSE FIRST BOSTON
11 Madison Avenue, 13th Floor
New York, NY 10010
Attn: Angela Huger

and

11 Madison Avenue, 13th Floor
New York, NY 10010
Attn: John Hanlon

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA
730 Third Avenue, 4th Floor
New York, NY 10017
Attn: Securities Division

SCHEDULE OF EMPLOYEE HOLDERS

SCOTT L. GLENN
Windamere Venture Partners
12230 El Camino Real, Suite 300
San Diego, CA 92130

JONATHAN BRAUN, M.D.
UCLA, School of Medicine
CHS 13-222 Dept. Path. & Lab Management
Los Angeles, CA 90024-1732

STEPHAN TARGAN, M.D.
Cedars Sinai Medical, IBD Center
8700 Beverly Boulevard, Suite D4063
Los Angeles, CA 90048-0750

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PROMETHEUS LABORATORIES INC. AMENDED AND RESTATED SHAREHOLDERS' AGREEMENT